PRESS RELEASE	Contact: Jeff W. Dick
Hold for Release September 23, 2019 8:00 AM EST	(703) 481-4567

MainStreet Bancshares, Inc. Announces Authorization of Common Stock Repurchase Program

Fairfax, Virginia – Mainstreet Bancshares, Inc. (NASDAQ: MNSB) today announced that the Board of Directors of the Company authorized a common stock repurchase plan of up to $10 million worth of shares of the Company's outstanding common stock.

Jeff W. Dick, Chairman and Chief Executive Officer, commented, "This plan will give us the flexibility to manage our capital while producing positive returns to our shareholders."

Stock repurchases under the new program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company and in accordance with the limitations set forth in Rule 10b-18 under the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable legal requirements. In addition, open market repurchases of common stock may be made pursuant to Rule 10b5-1 under the Exchange Act which would permit common stock to be repurchased at a time when the Company might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions. The timing of these repurchases will depend on a number of factors, including, but not limited to, the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions.

The Company currently anticipates the share repurchase program will extend over a two-year time frame, or earlier if the shares have been repurchased. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be extended, modified, suspended, or discontinued at any time.

ABOUT MAINSTREET BANCSHARES, INC. MainStreet Bancshares, Inc. is a bank holding company headquartered in Fairfax, Virginia.  The Company's common stock trades on the NASDAQ Capital Market under the symbol "MNSB". The Company's common stock market capitalization was approximately $176.6 million, based on the NASDAQ Capital Market closing stock price on September 20, 2019.  Equity research coverage on the Company is currently provided by Janney Montgomery Scott.

ABOUT MAINSTREET BANK:  MainStreet Bank operates six branches in Herndon, Fairfax, Fairfax City, McLean, Leesburg and Clarendon.  A seventh branch on 1130 Connecticut Avenue in Washington, DC will open in the fourth quarter of 2019.

MainStreet Bank has 55,000 free ATMs and a fully integrated online and mobile banking solution.  The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet Bank has “put our bank” in well over 1,000 businesses in the metropolitan area.

MainStreet Bank has a full complement of payment system services for third party payment providers. The Bank has a nationally known market leader and a highly experienced team ready to help payment providers create a solution perfect for their needs.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction and commercial real estate.  The Bank also works with the SBA to offer 7A and 504 lending solutions.  From mobile banking and Apple Pay to instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve its customer experience.

MainStreet Bank was the first community bank in the Washington, DC metropolitan area to offer a full online business banking solution.  MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance.  Further information on the Bank can be obtained by visiting its website at mstreetbank.com.

This press release contains "forward-looking statements," which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. Due to various factors, actual results may differ materially from our forward-looking statements. Factors that could cause our actual results to differ materially from our forward-looking statements are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors and " Supervision, Regulation and Other Factors" in the Company's  Registration Statement on Form 10,,as filed with the Securities and Exchange Commission (the “SEC”) on  February 15, 2019, as amended, and in other documents subsequently filed by the Company with the SEC, , available at the SEC's website, http://www.sec.gov, and the Company’s website, www.mstreetbank.com.

To the extent that statements in this press release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as "may," "believe," "expect," "anticipate," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology.

Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they do not guarantee future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.